Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

TELADOC HEALTH, INC.

It is hereby certified that:

FIRST. The name of this corporation (hereinafter called the “Corporation”) is TELADOC HEALTH, INC.

SECOND. The Sixth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the first sentence of Article FOURTH thereof and restating it in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 301,000,000 shares, consisting of (a) 300,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (b) 1,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

THIRD. This amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed in its corporate name as of the date first written above.

TELADOC HEALTH, INC.

By:	/s/ Adam C. Vandervoort
Name: Adam C. Vandervoort
Title: Chief Legal Officer

[Signature Page to Certificate of Amendment]